Exhibit 21.0   Subsidiaries

Registrant First Federal Bancshares, Inc.

Subsidiaries	Percentage Ownership	Jurisdiction or State of Incorporation

First Federal Bank	100	United States
P S A Service Corporation(1)	100	Missouri
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(1) Wholly owned subsidiary of First Federal Bank.